UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2014

M/A-COM Technology Solutions Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35451	27-0306875
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Chelmsford Street Lowell, Massachusetts		01851
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (978) 656-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2014, the Compensation Committee of the Board of Directors of M/A-COM Technology Solutions Holdings, Inc. (the “Company”) approved the participation of the Company’s executive officers in the M/A-COM Technology Solutions Holdings, Inc. Change in Control Plan (the “Plan”). The Plan terminates on October 3, 2017, unless otherwise terminated or extended as permitted under the terms of the Plan.

Under the Plan, upon a Change in Control (as defined in the Plan), subject to certain customary provisions as contained in the Plan, any performance-based equity awards held by a participant (other than certain stock options as set forth in the Plan) will be earned at target and converted into restricted stock units that will become vested and payable upon completion of the applicable performance period and any further service-based vesting period relating to such award, subject to the participant’s continued employment.

Under the Plan, if a Change in Control occurs and a participant’s employment is terminated by the Company without Cause (as defined in the Plan) or a participant resigns from the Company for Good Reason (as defined in the Plan) within the one-year period following the Change in Control, the participant will be entitled to the following payments and benefits:

•	depending on the participant, six (6) or twelve (12) months of the participant’s monthly base salary, as in effect immediately prior to a Change in Control (and as may have been increased after the date of a Change in Control), plus up to $25,000;

•	depending on the participant, fifty percent (50%) or one hundred percent (100%) of the participant’s target annual bonus, as in effect immediately prior to a Change in Control (and as may have been increased after the date of a Change in Control); and

•	full vesting of any time-vested equity awards held by the participant (including the restricted stock units earned as a result of the conversion of performance-based equity awards).

The Company will make an additional lump-sum cash payment to a participant if the participant becomes subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, as a result of any payment or benefit made or provided under the Plan. The net result of the additional payment will be to place the participant in the same after-tax position as if the excise tax had not been imposed.

In the event that a participant has an existing agreement with the Company relating to the participant’s potential rights to benefits specifically arising from or in respect of a Change in Control, such rights shall be deemed completely replaced and superseded by the rights of the participant under the Plan with respect to any Change in Control occurring during the term of the Plan, but such agreement otherwise remains enforceable and in full force and effect.

Payments under the Plan are conditioned on a participant’s compliance with the Company’s code of conduct, code of ethics, and any restrictive covenants contained in the release of claims entered into by the participant.

The foregoing summary of the Plan is qualified in its entirety by reference to the complete text of the Plan, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	M/A-COM Technology Solutions Holdings, Inc. Change in Control Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

Dated: October 23, 2014	By:	/s/ John Croteau
John Croteau
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	M/A-COM Technology Solutions Holdings, Inc. Change in Control Plan